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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Psychiatric Solutions, Inc. on Form S-3 of our report for Ramsay Youth Services, Inc. dated March 14, 2003 (April 8, 2003 as to Note 19) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Ramsay Youth Services, Inc. changing its method of accounting for goodwill and other intangible assets by adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002), appearing in the Prospectus, filed on Form S-2 with the SEC on December 19, 2003, pursuant to Rule 424(b)(4) under the Securities Act and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Certified Public Accountants
Miami, Florida

December 31, 2003